AGREEMENT made as of this 1st day of
May 2013 between Eaton Vance Municipal Bond
Fund (the "Fund") and Eaton Vance Management
(the "Adviser").

	WHEREAS, the Fund has entered into an
Investment Advisory Agreement ("Advisory
Agreement") with the Adviser, which Advisory
Agreement provides that the Adviser shall be entitled to receive an asset-based fee payable at a specified rate based on the Fund's average weekly gross assets
(average gross assets);

	WHEREAS, at the request of the Independent
Trustees of the Fund, the Adviser has agreed to reduce its advisory fee as described below and the Adviser and the Fund wish to memorialize such agreement in writing; and

	NOW, THEREFORE, in consideration of the
mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Fund and the Adviser hereby agree as follows:

1.	Commencing May 1, 2013, EVM will reduce
the advisory fee payable under the Advisory
Agreement by 0.025% per annum. Thereafter, the advisory fee will be reduced an additional 0.025% per annum on May 1, 2014.

2.	This Agreement only may be terminated or
amended upon the mutual written consent of a Fund and the Adviser; provided, however, that (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Fund who are not interested persons of the Adviser or the Fund (the Independent
Trustees) and by the vote of a majority of the outstanding voting securities of the Fund; (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees; and (iii) no amendment of this Agreement that decreases the fee reductions set forth herein shall be effective unless approved by the vote of a majority of the outstanding voting securities of the Fund;

3.	For purposes of this Agreement the term
"vote of a majority of the outstanding voting securities of a Fund" shall the meaning specified in the Declaration of Trust of the Fund; and

4.	This instrument is executed under seal and
shall be governed by Massachusetts law.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

	Eaton Vance Municipal Bond Fund


						By:
	/s/ Maureen A. Gemma

	Maureen A. Gemma
Vice President

	Eaton Vance Management


						By:
	/s/ Deidre E. Walsh

	Deidre E. Walsh
Vice President
017_179
       FEE REDUCTION AGREEMENT